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                                       13G

CUSIP #687380105
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1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Orrstown Bank
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [_]
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Shippensburg, PA 17257
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  NUMBER OF       5.   SOLE VOTING POWER               11,983
   SHARES           ------------------------------------------------------------
BENEFICIALLY      6.   SHARED VOTING POWER            190,134.4
  OWNED BY          ------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER          11,983
  REPORTING         ------------------------------------------------------------
   PERSON         8.   SHARED DISPOSITIVE POWER          0
    WITH:
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  251,155.8
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  SHARES*

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.6%
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12.  TYPE OF REPORTING PERSON*

                    BK
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!